                                 Exhibit 99.8
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                              M E M O R A N D U M



TO:       Douglas A. Pike, President
          Illinois Community Bancorp, Inc. (the "Company")

DATE:     July 24, 1996

FROM:     J. Mark Poerio, Esq.

RE:       Taxation of MRP Awards
________________________________________________________________________________

     This memorandum concerns the taxation of the awards that will automatically occur under the Bank's Management Recognition Plan (the "MRP") upon its receipt of stockholder approval. To facilitate your review, the discussion below is divided as follows:

     Part I:   General Tax Principles and Application to the MRP

     Part II:  Accelerated Taxation under Section 83(b)

                       * * * * * * * * * * * * * * * * *

                       THIS DOCUMENT CONSTITUTES PART OF
                       A PROSPECTUS COVERING SECURITIES
                        THAT HAVE BEEN REGISTERED UNDER
                          THE SECURITIES ACT OF 1933

                       * * * * * * * * * * * * * * * * *
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Taxation of MRP Awards Memorandum
Page 2


     Please understand that although this memorandum summarizes the tax rules generally applicable to MRP awards, we are not in a position to provide individual tax advice to the recipients of MRP awards ("Participants"). We strongly recommend that each Participant consult his or her personal tax advisor about the possibility of accelerating taxation pursuant to a Section 83(b) election.

     The deadline for making a Section 83(b) election is 30 days after the award date -- or August 22, 1996 with respect to awards occurring on the MRP's receipt of stockholder approval.


                                    PART I:
                            GENERAL TAX PRINCIPLES

     Section 83 -- Generally.  Section 83 of the Internal Revenue Code (the
     -----------------------
"Code") controls the federal income taxation of property that is transferred in connection with the performance of services. In the absence of the Section 83(b) election described in Part II, the recipient of restricted property (such as an MRP award) recognizes income not on the date of the award but on the date that
                             ---                          ---
his or her interest vests. The amount of the recipient's taxable income will equal the fair market value of the restricted property when vesting occurs. ***/
                                                                            ----
Subsequent gain or loss is treated as capital gain, with the amount that is included in the recipient's ordinary income determining his or her basis in the property.

     Operation of the MRP.  The Company's MRP will generally work as follows for
     --------------------
Participants who do not make Section 83(b) elections:
                    ---

     Date                          Event
     ----                          -----

Stockholder Approval of the MRP    The MRP should provide a "Notice of Award"
                                   to Participant. The notice will specify the number of shares subject to the award.

                                   Participants will not receive shares of the
                                   Company's common stock, or be subject to
                                                           --
                                   federal income taxation as the result of receiving an award.




__________________

***/   This contrasts with the financial accounting treatment for MRP awards
- ---
(i.e., expense recognition is determined by the fair market on the date of the award).
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Taxation of MRP Awards Memorandum
Page 3


The First Five Anniversary Dates   The MRP trust will transfer to each
of the MRP Award                   Participant a number of unrestricted shares
                                   equal to one-fifth of the number of shares
                                   subject to the award, plus any dividends
                                                         ----
                                   attributable to those shares (provided that the Participant has not previously terminated service).


     As you may recall, vesting will accelerate to 100% upon a Participant's termination of service due to death or disability, and that special rules apply if a transfer of Common Stock would cause the Participant to own in excess of 10% of the Common Stock.

     Tax Withholding.  In the case of Participants who are non-employee
     ---------------
directors, federal income tax withholding is not required when their MRP awards give rise to taxable income. On the other hand, Participants who are employees must satisfy federal income tax withholding not only at the time their MRP awards generate taxable income, but also before they may receive shares of Common Stock from the MRP trust.

     IRS Reporting.  We understand that in the case of an employee, the
     -------------
ordinary income arising from the vesting of MRP awards and from the payment of tax bonuses is reportable on Form W-2, in Box 11, and that in the case of a non-employee director, such income is reportable on Form 1099-MISC, in Box 7.


                                   PART II:
                   ACCELERATED TAXATION UNDER SECTION 83(B)

     Section 83(b) Generally.  Within 30 days after receiving an MRP Award, a
     -----------------------
Participant may make a special, irrevocable election under Code Section 83(b), and thereby accelerate ordinary income taxation to the date that the property transfer occurred. The amount of the Participant's ordinary income would equal the fair market value of the Common Stock subject to the MRP award as of the date on which the award occurred. Subsequent gain (or loss, if the award is forfeited or depreciates) would be long or short term capital gain, not ordinary income.

     Procedural Requirements.  Section 83(b) elections must include the
     -----------------------
information set forth in the form of Section 83(b) election that we have attached hereto. Further, Section 83(b) elections must be filed with the IRS Service Center where the Participant files his or her return (both within 30
                                                              ----
days after the transfer occurs, and as an attachment to his or her tax return
                                ---
for the year to which the Section 83(b) election relates). A copy of the Section 83(b) election must also be filed with the Company.

     Tax Caveat.  In several recent private letter rulings (which, while not
     ----------
binding precedent, are indicative of current IRS policy), the Internal Revenue Service has taken the position that, for purposes of Section 83 of the Code, no "transfer" of property occurs when an individual receives an interest in an
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Taxation of MRP Awards Memorandum
Page 4


employer's grantor trust. Because the trust associated with the MRP is a grantor trust (by design, in order to secure deferred taxation of awards), these rulings suggest that the IRS could question whether Section 83(b) elections may be made with respect to MRP awards. While we do not believe that this theoretical possibility involves a substantial tax risk for Participants, each Participant should contact his or her personal tax counsel for independent advice about this issue.

     Tax Reporting and Withholding.  The rules described in Part I would apply,
     -----------------------------
as though vesting occurred on the date of the Participant's Section 83(b) election.

                                  CONCLUSION

     Whether or not a Participant should make a Section 83(b) election depends on a variety of factors, including the Participant's expectations as to (i) the short-term and long-term future value of the Common Stock, (ii) the length of time the Participant is likely to hold the Common Stock, (iii) future tax rates --as to both income and capital gain, (iv) the risk of forfeiture, and (v) the Participant's ability to pay the taxes associated with the MRP award.

                       ILLINOIS COMMUNITY BANCORP, INC.
                          MANAGEMENT RECOGNITION PLAN

       ________________________________________________________________

         ELECTION TO INCLUDE VALUE OF RESTRICTED STOCK IN GROSS INCOME
                 IN YEAR OF TRANSFER UNDER CODE SECTION 83(B)

       ________________________________________________________________



                       * * * * * * * * * * * * * * * * *

                       THIS DOCUMENT CONSTITUTES PART OF
                       A PROSPECTUS COVERING SECURITIES
                        THAT HAVE BEEN REGISTERED UNDER
                          THE SECURITIES ACT OF 1933

                       * * * * * * * * * * * * * * * * *



     The undersigned hereby makes the election permitted under Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the property described below, and supplies the following information in accordance with the regulations promulgated thereunder:

1. The name, address, and taxpayer identification or social security number of the undersigned are:

                         Name:  ________________________________
                         Address:  _____________________________
                                   _____________________________
                         I.D. No.: _____________________________

2. Description of the property with respect to which the election is being made:

          ____________________(     ) shares of common stock of Illinois
          Community Bancorp, Inc. (hereinafter, the "Common Stock").

3. The date on which the Common Stock was transferred is ______________ ___, 1996. The taxable year to which this election relates is calendar year 1996.

4. The nature of the restrictions to which the Common Stock is subject is as follows:

          The Common Stock is forfeitable until it is earned in accordance with
          Article VII of the Illinois Community Bancorp, Inc. Management Recognition Plan (the "Plan"). Generally, the Common Stock becomes earned and nonforfeitable by the undersigned at the rate of one-fifth per year of service. For special rules regarding the vesting of the undersigned's interest in the Common Stock, see Section 7.01 of the Plan.

          The Common Stock is non-transferable until the undersigned's interest therein becomes vested and nonforfeitable, pursuant to Section 8.03 of the Plan.

5.   Fair market value:

          The fair market value at the time of transfer (determined without regard to any restrictions other then restrictions which by their terms will never lapse) of the stock with respect to which this election is being made is $_____ per share.

6.   Amount paid for Common Stock:

          The amount paid by taxpayer for said Common Stock is $0.00 per share.

7.   Furnishing statement to employer:

          A copy of this statement has been furnished to Illinois Community Bancorp, Inc.

8.   Notice:

          Nothing contained herein shall be held to alter, vary or affect any of the terms, provisions or conditions of the Plan, or the award made thereunder to the undersigned.


Dated: ____________ __, 1996.



                              ______________________________
                              Taxpayer/Plan Participant